EXHIBIT 10.23 FORM OF OUTSIDE DIRECTOR RESTRICTED STOCK UNIT AWARD GRANT LETTER

DATE OF GRANT

DIRECTOR NAME & ADDRESS

Dear DIRECTOR NAME:

                 This letter sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 1996 Restricted Stock Incentive Plan (the “Plan”). You have been granted NUMBER RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for the RSU. Your award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors (the “Board”), and this letter. Any terms used in this letter and not defined herein have the meanings set forth in the Plan.

1.             Vesting of RSUs

(a)	Unless they vest on an earlier date as provided in paragraphs 3 or 4 below, none of your RSUs will vest until DATE.

(b)	Unless they vest on an earlier date as provided in paragraphs 3 or 4 below, your RSUs will vest in installments as follows, provided that you are a director of the Company or its subsidiaries on each such date:

Vesting Date	Cumulative Number of RSUs Vested
DATE
DATE
DATE

(c)	You do not need to pay any purchase price to receive the RSUs granted to you by this letter.

(d)	You may not sell, transfer, assign or pledge your RSUs or any rights under this award. On or as soon as practicable after the vesting date of an RSU, the Company will issue to you one share of Common Stock for each of your RSUs vesting on such date. The Common Stock issued upon the vesting of your RSUs will be fully transferable and not subject to forfeiture.

2. Dividends and Voting

(a)	At the time cash dividends are paid on the Common Stock, you will be entitled to receive a cash payment for each of your RSUs equal to the amount of the dividend paid on a share of Common Stock.

(b)	You will have no voting rights or other rights as a shareholder with respect to your RSUs.
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(c)	The shares of Common Stock issued upon the vesting of your RSUs will have full voting and dividend rights and all other rights of a shareholder of the Company.

3. Termination of Service as a Director

(a)	General. Special rules apply to the vesting of your RSUs in the event of your death, disability, retirement, or other termination of service as a director.

(b)	Death or Disability. If your service as a director terminates by reason of death or Disability, all of your RSUs will immediately vest. For this purpose, “Disability” means that you have been unable to perform your duties as a director due to disability or incapacity, as determined by the Board of Directors.

(c)	Retirement. Upon your Retirement from the Board of Directors, all of your RSUs will immediately vest. For purposes of this provision, “Retirement” means termination of your service as a director other than for Cause (as defined below), after at least five years of service as an Outside Director. For purposes of this provision, “Cause” means termination of service for dishonesty or willful misconduct involving moral turpitude.

(d)	Other Termination of Service. If you cease to be a director of the Company or its subsidiaries for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to the termination of your service as a director will be forfeited.

4.             Change of Control

                Notwithstanding the provisions of paragraph 1, upon the occurrence of a Change of Control, all of your RSUs will vest immediately if you are a director of the Company or its subsidiaries at such time. In general, a Change of Control will be deemed to have occurred if:

(a)	any person or group becomes the owner of (or obtains the right to acquire) 25% of the voting securities of the Company or Flushing Savings Bank, FSB (the “Bank”);

(b)	there is a change in the composition of a majority of the Board of Directors of the Company or the Bank which change was not approved by a majority of the Board of Directors as previously constituted;

(c)	any entity acquires all or substantially all of the assets of the Bank or the Company; or

(d)	the Company’s or the Bank’s shareholders approve a merger or consolidation with another company where such shareholders would not own 50% or more of the surviving corporation.

This description of a Change of Control is only a summary, and the definition contained in the Plan is controlling.

5.             Administration of the Plan

                 The Plan is administered by the Board of Directors of the Company. The Board has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Board are final and binding on all affected Plan participants.

6.             Adjustment in Certain Events

                 In the event of specified changes in the Company’s capital structure, the Board is required to make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number and kind of shares

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covered by outstanding awards. If adjustments are made under this provision, this letter will continue to apply to your RSU award as so adjusted.

7.             Amendment

                 The terms of this award cannot be amended except for any changes that may be required by the OTS. The Plan and your RSUs are expressly subject to any terms and conditions that may be required by the OTS.

                 The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors at any time. However, no amendment, termination or discontinuance of the Plan (other than an amendment or termination that may be required by the OTS) will unfavorably affect any RSUs previously granted to you.

8.             Regulatory Compliance

                 Under the Plan, the Company is not required to deliver Common Stock (including upon the vesting of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

*             *             *             *             *

                 This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Michael J. Hegarty
President and Chief Executive Officer
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